Exhibit 99.1

INmune Bio to Present Phase 2 MINDFuL Trial Findings of XPro™ at the Alzheimer’s Association International Conference

Boca Raton, July 24, 2025 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) announced today that additional analyses from its Phase 2 MINDFuL trial evaluating XPro™, a novel selective soluble TNF inhibitor, will be released in an oral presentation at the Alzheimer’s Association International Conference (AAIC) in Toronto, Canada. The presentation, to be given by Dr. Sharon Cohen, is scheduled in a Developing Topics session on Tuesday, July 29, 2025, between 2:00 and 3:30 PM ET in room 718.

The MINDFuL trial is a double-blind, Phase 2 proof-of-concept study examining the potential of XPro™ to slow cognitive decline in early-stage Alzheimer’s disease (AD) by targeting neuroinflammation. The trial enrolled 208 participants with early AD who had one or more biomarkers of inflammation — elevated C-reactive protein (CRP), erythrocyte sedimentation rate (ESR), hemoglobin A1c (HbA1c), or an ApoE4 allele. Participants received XPro™ or placebo in a 2:1 ratio, respectively, for 24 weeks, with changes in cognition measured via the Early Mild Alzheimer’s Cognitive Composite (EMACC).

While the primary endpoint was not met in the overall modified-intent-to-treat mITT group, key changes in clinical measures of cognition, behavior, and AD-related biomarkers demonstrated a consistent benefit of treatment with XProTM after 6 months in a subpopulation of patients with biomarker confirmed amyloid-beta (Aβ) pathology and ≥2 of the blood biomarkers of systemic inflammation.

“We are encouraged by the promising findings of the MINDFuL trial, which highlight the potential of XPro™ to address neuroinflammation in Alzheimer’s disease,” said Dr. CJ Barnum, Vice President of CNS Drug Development at INmune Bio. “These meaningful results reinforce our commitment to developing this therapy that could significantly impact patients and their families.”

Neurologist Dr. Sharon Cohen, site principal investigator of the MINDFuL trial and medical  director of the Toronto Memory Program, will deliver the conference presentation. “I’m pleased to share more of this eagerly anticipated data with the Alzheimer’s community,” stated Dr. Cohen. “Targeting inflammation through XPro™ offers a novel and exciting therapeutic approach that could enhance outcomes for individuals with Alzheimer’s, whether used alone or in combination with other treatments.”

INmune Bio anticipates submitting a publication by mid-August of the MINDFuL Phase 2 study results.  Additionally, the company is seeking a strategic partnership to accelerate the further development of XPro™ as a treatment for Alzheimer’s disease.

Acknowledgements

INmune Bio wishes to extend their gratitude to the MINDFuL participants, caregivers, site staff, vendors, and any others who supported the efforts of this proof-of-concept Phase 2 clinical trial.

About MINDFuL (NCT05318976)

The MINDFuL trial was an international, blinded, randomized Phase 2 trial in participants with Early AD with biomarkers of elevated neuroinflammation. Early AD includes patients with MCI (mild cognitive impairment) and mild AD. Participants were required to have at least one of four biomarkers of inflammation – elevated CRP, HbA1c, ESR or at least one APOE ε4 allele. Participants received either XPro™ or placebo (2:1 ratio) for 6 months by subcutaneous injection given once per week. The cognitive endpoint was change from baseline on the EMACC composite. For more information on the MINDFuL clinical trial, please visit www.clinicaltrials.gov or www.inmunebio.com

About XPro™

XPro™ is an advanced tumor necrosis factor (TNF) inhibitor that targets soluble TNF (sTNF) while preserving trans-membrane TNF (tmTNF) and TNF receptors. By reducing neuroinflammation, XPro™ may offer significant benefits for patients with neurologic disorders, potentially enhancing cognitive function and supporting neuronal communication.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in trials in metastatic castration-resistance prostate cancer. The third program, CORDStrom™, is a proprietary allogeneic, pooled, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. INmune Bio’s product platforms utilize a precision medicine approach for diseases driven by chronic inflammation and cancer.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including the results of the Phase 2 MINDFuL trial, the timing of key milestones, future plans or expectations for the treatment of XPro™, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

Company Contact:

David Moss
Chief Financial Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com